CONTACT: Mark Kochvar Chief Financial Officer 724.465.4826 800 Philadelphia Street Indiana, PA 15701 mark.kochvar@stbank.com www.stbancorp.com
FOR IMMEDIATE RELEASE

S&T Bancorp, Inc. Increases Quarterly Cash Dividend
Indiana, Pa. -April 19, 2022 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, with operations in five markets including Western Pennsylvania, Eastern Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York, declared a $0.30 per share cash dividend at its regular meeting held April 18, 2022. This is an increase of $0.01, or 3.4 percent, compared to a common stock dividend of $0.29 per share declared in the prior quarter and a $0.02, or 7.1 percent, increase compared to the same period in the prior year. The annualized yield using the April 18, 2022 closing price of $28.07 is 4.3 percent. The dividend is payable May 19, 2022 to shareholders of record on May 5, 2022.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $9.5 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank was established in 1902 and operates in five markets including Western Pennsylvania, Eastern Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York. S&T Bank recently received the highest ranking in customer satisfaction for retail banking in the Pennsylvania region by J.D. Power. For more information visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram, and LinkedIn.